Exhibit 28.1

                                                     FOR IMMEDIATE RELEASE
                                                     FEBRUARY 19, 2002
                                                     FOR ADDITIONAL INFORMATION
                                                     CONTACT: DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                          (260) 358-4680



                    NORTHEAST INDIANA BANCORP, INC. ANNOUNCES
                     SEVENTH ANNUAL SHAREHOLDER MEETING DATE

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc., (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will hold its seventh annual shareholders' meeting on May 1, 2002 at 1:00 PM eastern standard time. The meeting will be held in the boardroom of First Federal Savings Bank at 100 Frontage Road, Huntington Indiana. The holders of record date for the annual meeting will be March 8, 2002.

First Federal Savings Bank serves primarily Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company is traded on the Nasdaq National Market under the symbol "NEIB".